Exhibit 23.1

Consent of Independent Registered Public Accounting Firm Exhibit 23.1

Redcloud Holdings plc

50 Liverpool Street

London

EC2M 7PY

We hereby consent to the incorporation by reference in this Form F-3 to be filed on or about June 15, 2026 of our report dated May 15, 2026, relating to the consolidated financial statements of Redcloud Holdings plc, incorporated by reference in the Registration Statement for the year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

PKF Littlejohn LLP

June 15, 2026

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent ﬁrm(s).	PKF Littlejohn LLP 30 Churchill Place Canary Wharf, London E14 5RE T: +44 (0)20 7516 2200 pkf-l.com